Exhibit 99
THE DOLAN COMPANY REPORTS SECOND QUARTER 2010 RESULTS
Second Quarter Highlights
•	Revenues increased 18.2% year-over-year to $79.2 million

•	Net income attributable to The Dolan Company was $8.6 million, or $0.29 per diluted share

•	Cash provided by operating activities was $10.2 million

•	Cash earnings were $11.8 million, or $0.39 per diluted share (See “Non-GAAP Financial Measures” below), up 5.8% year-over-year from $11.2 million

•	Adjusted EBITDA increased 7.3% year-over-year to $24.2 million (See “Non-GAAP Financial Measures” below), or 30.5% of total revenues

•	2010 full-year guidance is reaffirmed
MINNEAPOLIS, Minn., Aug. 5, 2010 — The Dolan Company (NYSE: DM), a leading provider of necessary professional services and business information to legal, financial and real estate sectors in the United States, today announced financial results for the three months ended June 30, 2010. These financial results are preliminary pending the filing of the company’s Form 10-Q with the U.S. Securities and Exchange Commission.
“Our diversified business model served us well in the second quarter, allowing us to deliver double-digit revenue growth amid a challenging economic environment,” said James P. Dolan, chairman, chief executive officer and president. “For the quarter, we grew revenues by 18.2% to $79.2 million, while delivering net income attributable to The Dolan Company of $8.6 million and cash earnings of $11.8 million.
“The balance we have worked hard to create was evident in our company’s results during the quarter,” added Dolan. “The litigation support segment comprised 29.7% of Professional Services Division revenues, fueled by the strong performance of our discovery management provider, DiscoverReady. This performance helped mitigate the effects of delayed file volume at NDeX, our mortgage default processing company. While state and federal efforts to slow foreclosures were evident in our second quarter numbers, NDeX continues its strong performance, and we believe there remains a large backlog of future default files still to be processed.

“Within our Business Information Division, public notice and event-driven revenues provided a good offset to the challenging market for display and classified advertising, and operating margins remained strong,” Dolan said.
“During the quarter, shareholders overwhelmingly approved changing our name from Dolan Media Company to The Dolan Company, acknowledging our substantial moves into multiple outsourced back-office services to professionals,” Dolan added.
Full Year 2010 Guidance
Based on second quarter results and our outlook for 2010, the company reaffirms its full-year financial guidance of $307 to $310 million in total revenues, net income attributable to The Dolan Company of $34 to $36 million, adjusted EBITDA of $91 to $95 million, net income attributable to The Dolan Company of $1.11 to $1.18 per diluted share, and cash earnings of $1.54 to $1.60 per diluted share.
This guidance includes the effect of the increase in ownership in NDeX as a result of repurchases of non-controlling interest occurring after Dec. 31, 2009, but excludes the effect of any businesses that may be acquired in 2010. It also assumes that there will be no material effect on results of operations from current or future foreclosure-related government legislation or programs, or from investor- or lender-based programs. These include, but are not limited to, programs and legislation detailed in “Regulatory Environment” and “Risk Factors” in the company’s annual report on Form 10-K for 2009, and in the company’s Form 10-Q to be filed for the second quarter of 2010.
Second Quarter 2010
Financial results for the three months ended June 30, 2010, and 2009:

	Three Months	Three Months	Year-over-
	Ended	Ended	Year %
Dollars in thousands, except per share data	June 30, 2010	June 30, 2009	Change
	(unaudited)	(unaudited)
Total revenues	$79,209	$67,040	18.2%
Professional Services Division revenues	56,454	44,294	27.5%
Business Information Division revenues	22,755	22,746	—
Operating income	16,473	16,317	1.0%
Net income attributable to The Dolan Company	8,632	8,206	5.2%
Adjusted EBITDA *	24,155	22,520	7.3%
Net income attributable to The Dolan Company per diluted share	$0.29	$0.27	7.4%
Cash earnings *	11,816	11,165	5.8%
Cash earnings per diluted share *	$0.39	$0.37	5.4%

*	Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of these non-GAAP financial measures to GAAP and why we believe these are important measures of our performance.

Total revenues for the three months ended June 30, 2010, were $79.2 million, up 18.2% from $67.0 million in the same period of 2009. Professional Services Division revenues increased 27.5% during the second quarter, while Business Information Division revenues were $22.8 million, up slightly from the second quarter of 2009. DiscoverReady, which was acquired in November 2009, contributed $13.3 million in revenues during this time, which helped offset a 3.0% decline in mortgage default processing services revenues at NDeX. During the second quarter, NDeX file volume was affected by mortgage servicers’ continued voluntary efforts to slow the number of mortgage default files referred for processing, as well as by various regulatory efforts, such as the Home Affordability Modification Program, or HAMP.
Reflecting the company’s increased emphasis on services, Professional Services Division revenues grew to 71.3% of total revenues for the three months ended June 30, 2010, from 66.1% for the same prior-year period. Business Information Division revenues for the second quarter comprised 28.7% of total revenues, compared to 33.9% in the second quarter of 2009.
Total operating expenses for the second quarter of 2010 increased to $63.8 million, from $52.1 million in the second quarter of 2009, largely as a result of increased costs related to DiscoverReady, which The Dolan Company did not own until November 2009.
Operating income for the three months ended June 30, 2010, was $16.5 million, an increase of 1.0% from $16.3 million in the second quarter of 2009. Adjusted EBITDA increased 7.3% year-over-year to $24.2 million.
Professional Services Division Results
The Professional Services Division provides specialized services to the legal profession through its subsidiaries, NDeX, Counsel Press, and, since Nov. 2, 2009, DiscoverReady. NDeX is a leading provider of mortgage default processing services in the United States. Together, Counsel Press and DiscoverReady comprise the litigation support services segment. Counsel Press is the largest appellate services company in the United States, and DiscoverReady provides outsourced discovery management and document review services to law firms and major corporations across the United States.
Division revenues for the second quarter were $56.5 million, up 27.5% from $44.3 million in the second quarter of 2009. This increase was due primarily to a $16.7 million contribution from the litigation support services segment. Within litigation support, DiscoverReady generated $13.3 million in second quarter revenues, compared to revenues of $6.0 million for the second quarter of 2009, when The Dolan Company did not own DiscoverReady.
NDeX received 86,600 mortgage default files for processing during the second quarter, and generated $39.7 million in revenues. This compares to 93,100 files received for processing and $40.9 million in revenues in the second quarter of 2009. Despite increased file counts in Florida and Georgia as a result of the new NDeX operations in Florida, the $1.2 million year-over-year decrease in NDeX revenues and total file counts was caused by regulatory initiatives to slow foreclosure volumes, such as HAMP and several recent HAMP supplemental directives, which reduced the volume of cases sent by mortgage servicers to NDeX’s law firm customers. The company believes these efforts have delayed file volumes, but have not significantly decreased the total volume of pending foreclosure work.

Direct operating expenses within the Professional Services Division increased to $23.9 million during the second quarter of 2010, from $15.7 million for the same period in 2009. Selling, general and administrative expenses increased $3.1 million on a year-over-year basis to $13.9 million. Total Professional Services operating expenses as a percentage of division revenues increased 530 basis points to 76.3% for the quarter, from 71.0% in the second quarter of 2009. These increases were largely the result of increased operating costs related to the 2009 acquisitions of DiscoverReady and NDeX’s Florida operations, as well as increased marketing investments at DiscoverReady.
Business Information Division Results
The Business Information Division publishes business journals, court and commercial media and other highly focused information products and services, operates web sites and produces events for targeted professional audiences in each of the 21 geographic markets that we serve across the United States.
Business Information Division revenues for the second quarter of 2010 were $22.8 million, a slight increase from the $22.7 million recorded in the second quarter of 2009. Revenues from events that we own and produce helped offset continued weakness in circulation and traditional advertising, as well as a modest 0.7% year-over-year decrease in public notice revenues attributable to foreclosure notices.
Total operating expenses within the Business Information Division rose 5.6% from the second quarter of 2009. On a year-over-year basis, direct operating expenses increased 2.7% to $7.6 million, primarily as a result of increased marketing costs from additional events that took place during the quarter. Selling, general and administrative expenses for the division increased 10.5% year-over-year to $9.4 million, due to increased marketing and to new product initiatives begun in the first quarter.
Balance Sheet and Liquidity
As of June 30, 2010, the company held $6.9 million of cash and cash equivalents, compared to $2.9 million at the end of 2009. During the second quarter of 2010, the company generated $10.2 million of cash from operating activities. For the six months ended June 30, 2010, cash from operations increased 36.4% to $31.4 million. The company’s days sales outstanding improved slightly to 76.4 for the first half of 2010.
Total debt outstanding at the end of the second quarter was $144.5 million, of which $137.2 million was under a term loan facility at a weighted-average interest rate of 2.5%. The company’s leverage ratio at the end of the quarter was 1.6 times total debt to trailing twelve month pro forma adjusted EBITDA, down from 1.7 times as of March 31, 2010, and 1.8 times as of December 31, 2009. The leverage ratio remained well below the maximum of 3.5 times allowed in the senior debt covenants.

Non-GAAP Financial Measures
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, The Dolan Company reports the following non-GAAP measures:
•
Adjusted EBITDA, defined as GAAP net income attributable to The Dolan Company adjusted for the impact of the following: net interest expense resulting from our net cash or borrowing position, which includes non-cash interest income or expense related to the changes in fair value of interest rate swaps; operating in different tax jurisdictions; non-cash expenses, including depreciation and amortization, charges for stock options and restricted stock the company has granted, and fair value adjustments on earnouts recorded in connection with acquisitions; non-recurring items of income or expense, if applicable; non-controlling interest; and distributions paid to holders of non-controlling interest;

•
Cash earnings, defined as GAAP net income attributable to The Dolan Company adjusted for the impact of the following: non-cash expenses, including non-cash interest income or expense related to the changes in the fair value of interest rate swaps, charges for stock options and restricted stock granted, fair value adjustments on earnouts recorded in connection with acquisitions, and amortization; non-recurring items of income or expense; and an adjustment to income tax expense related to the above reconciling items at the appropriate then-in-effect tax rate; and

•	Cash earnings per diluted share, defined as cash earnings divided by the number of weighted average diluted shares outstanding.
The Dolan Company provides these measures because it believes that they are helpful to investors in comparing year-over-year performance in light of certain non-recurring charges, and to better understand our operating performance and profitability, competitive position and future prospects. Non-GAAP measures should be considered in conjunction with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income attributable to The Dolan Company. In addition, it should be noted that companies’ calculations of adjusted EBITDA, cash earnings and cash earnings per diluted share may differ and, thus, The Dolan Company’s presentation of these measures may not be comparable to the calculations of such measures by other companies. A reconciliation of these non-GAAP measures to related GAAP measures follows.
The following is a reconciliation of net income attributable to The Dolan Company to adjusted EBITDA (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income attributable to The Dolan Company	$8,632	$8,206	$17,789	$16,853

Interest expense, net	1,312	1,432	2,685	3,168
Income tax expense	5,673	5,361	11,663	9,678
Amortization of intangibles	3,973	4,171	7,966	9,295
Depreciation expense	2,723	2,351	5,459	4,474
Amortization of Detroit Legal News Publishing, LLC intangible	377	377	754	753
Non-cash compensation expense	752	639	1,358	1,145
Non-cash fair value adjustment on earnout recorded in connection with acquisition	294	—	588	—
Non-recurring (income)	—	—	—	(1,435)
Non-controlling interest	856	1,318	1,719	2,506
Cash distribution to holders of non-controlling interest	(437)	(1,335)	(1,061)	(2,311)

Adjusted EBITDA	$24,155	$22,520	$48,920	$44,126

The following is a reconciliation of net income attributable to The Dolan Company to cash earnings and cash earnings per diluted share (in thousands, except share and per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income attributable to The Dolan Company	$8,632	$8,206	$17,789	$16,853

Non-cash interest (income) expense related to the change in fair value of interest rate swaps	(302)	(296)	(665)	(530)
Non-cash compensation expense	752	639	1,358	1,145
Non-cash fair value adjustment on earnout liability	294	—	588	—
Amortization of intangibles	3,973	4,171	7,966	9,295
Amortization of Detroit Legal News Pub. intangible	377	377	754	753
Non-recurring (income)	—	—	—	(1,435)
Adjustment to income tax expense related to reconciling items at effective tax rate	(1,910)	(1,932)	(3,750)	(4,409)

Cash earnings	$11,816	$11,165	$24,040	$21,672

Net income attributable to The Dolan Company per diluted share (GAAP)	$0.29	$0.27	$0.59	$0.56
(Increase) decrease in redeemable non-controlling interest in NDeX	0.04	(0.13)	0.04	(0.24)

Net income attributable to The Dolan Company common stockholders per diluted share (GAAP)	$0.33	$0.14	$0.63	$0.32

Cash earnings per diluted share	$0.39	$0.37	$0.80	$0.72

Weighted average diluted shares outstanding	30,240,004	29,917,495	30,217,885	29,896,194

Conference Call
The company has scheduled a conference call today, August 5, 2010, at 5:00 p.m. U.S. Eastern Time (4:00 p.m. U.S. Central Time). The call will be hosted by James P. Dolan, chairman, chief executive officer and president; Scott J. Pollei, executive vice president and chief operating officer; and Vicki J. Duncomb, vice president and chief financial officer. It will be broadcast live over the Internet and will be accessible through the investor relations section of the company’s web site at www.thedolancompany.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. Prior to the conference call start, a slide presentation highlighting points discussed in the second quarter conference call will be available through the investor relations section of the company web site at www.thedolancompany.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of the company web site for a period of 21 days after the call.
Safe Harbor Statement
This release contains forward-looking statements, including under “Full Year 2010 Guidance,” that reflect the company’s current expectations and projections about future results, performance, prospects and opportunities. The words “anticipates,” “expect,” “believes,” “continue,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to the company and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: the company operates in highly competitive markets and depends upon the economies and the demographics of the legal, financial and real estate sectors in the markets served and changes in those sectors could have an adverse effect on revenues, cash flows and profitability; David A. Trott, the chairman and chief executive officer of NDeX, and certain other employees of NDeX, who are also shareholders and principal attorneys of the company’s law firm customers, may under certain circumstances have interests that differ from, or conflict with, the company’s interests; NDeX’s business revenues are very concentrated, as NDeX currently provides mortgage default processing services to eight law firm customers, and if the number of case files referred by our mortgage default processing service law firm customers, or loan servicers and mortgage lenders served directly for properties located in California, decreases or fails to increase, the company’s operating results and ability to execute its growth strategy could be adversely affected; bills introduced and laws enacted, along with court orders, to mitigate foreclosures in states where the company does business (including recently enacted legislation in Michigan, Indiana and Florida), the Hope for Homeowners Act, the Emergency Economic Stabilization Act, the Streamlined Modification Program, the Homeowner Affordability and Stability Plan (including the Making Home Affordable Program, the Home Affordable Modification Program (HAMP), the Home Affordable Foreclosure Alternatives Program (HAFA)), the Protecting Tenants at Foreclosure Act and voluntary foreclosure relief programs developed by lenders, loan servicers and the Hope Now Alliance, (a consortium that includes loan servicers), may have an adverse effect on, or restrict, the company’s mortgage default processing services and public notice operations; The Dolan Company has owned and operated DiscoverReady LLC for less than one year and The Dolan Company is highly dependent on the skills and knowledge of the individuals serving as chief executive officer and president of DiscoverReady, as none of The Dolan Company’s executive officers has managed or operated a discovery management and document review services company prior to this acquisition; DiscoverReady’s business revenues are very concentrated among a few customers and if these customers choose to manage their discovery with their own staff or by engaging another provider and if DiscoverReady is unable to develop new customer relationships, operating results and the ability to execute growth strategies at DiscoverReady may be adversely affected; the acquisition of DiscoverReady may expose The Dolan Company to particular business and financial risks that include, but are not limited to: (1) diverting management’s time, attention and resources from managing the business; (2) incurring significant additional capital expenditures and operating expenses to improve, coordinate or integrate managerial, operational, financial and administrative systems; (3) failing to integrate the operations, personnel and internal controls of DiscoverReady into The Dolan Company or to manage DiscoverReady; and (4) facing operational difficulties in new markets or with new products and service offerings; The Dolan Company is dependent on its senior management team, especially James P. Dolan, the founder, chairman, president and chief executive officer; Scott J. Pollei, its executive vice president and chief operating officer; Mark W.C. Stodder, its executive vice president, Business Information; David A. Trott, chairman and chief executive officer, NDeX; and Vicki J. Duncomb, the vice president and chief financial officer; the company intends to continue to pursue acquisition opportunities, which it may not do successfully and which may subject the company to considerable business and financial risk, and the company may be required to incur additional indebtedness or raise additional capital to fund these acquisitions and this additional financing may not be available on satisfactory terms or at all; and growing the company may place a strain on management and internal systems, processes and controls. Please also see “Risk Factors” contained in Item 1A of the company’s annual report on Form 10-K filed with the SEC on March 8, 2010, which is available at the SEC’s web site at www.sec.gov, for a description of some of these and other risks, uncertainties and factors that could cause actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. Investors or prospective investors should not place undue reliance upon any forward-looking statements. Except as required by federal securities law, the company assumes no obligation to update publicly or revise any forward-looking statements for any reason, nor to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

The Dolan Company
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,942	$2,894
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,282 and $1,113 as of June 30, 2010, and December 31, 2009, respectively)	63,247	57,205
Unbilled pass-through costs	9,079	13,087
Prepaid expenses and other current assets	2,923	2,948

Total current assets	82,191	76,134
Investments	14,491	15,479
Property and equipment, net	15,124	15,457
Finite-life intangible assets, net	187,247	193,687
Indefinite-lived intangible assets	221,129	222,580
Other assets	2,892	4,953

Total assets	$523,074	$528,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$19,063	$22,005
Accounts payable	13,751	16,030
Accrued pass-through liabilities	24,124	25,929
Accrued compensation	8,457	4,384
Accrued liabilities	4,759	5,371
Due to sellers of acquired businesses	4,970	4,685
Deferred revenue	19,253	18,797

Total current liabilities	94,377	97,201
Long-term debt, less current portion	125,421	137,960
Deferred income taxes	6,097	8,160
Other liabilities	10,435	9,506

Total liabilities	236,330	252,827

Redeemable noncontrolling interest	22,077	26,600

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 30,495,904 and 30,326,437 shares as of June 30, 2010, and December 31, 2009, respectively	30	30
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; designated: 5,000 shares of Series A Junior Participating Preferred Stock; no shares outstanding	—	—
Other comprehensive loss (net of tax)	(1,253)	—
Additional paid-in capital	286,478	287,210
Accumulated deficit	(20,588)	(38,377)

Total stockholders’ equity	264,667	248,863

Total liabilities and stockholders’ equity	$523,074	$528,290

The Dolan Company
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Revenues
Professional Services	$56,454	$44,294	$112,480	$86,326
Business Information	22,755	22,746	43,707	44,650

Total revenues	79,209	67,040	156,187	130,976
Operating expenses
Direct operating: Professional Services	23,861	15,682	46,051	31,140
Direct operating: Business Information	7,624	7,425	14,540	14,875
Selling, general and administrative	25,639	22,427	50,827	43,163
Amortization	3,973	4,171	7,966	9,295
Depreciation	2,723	2,351	5,459	4,474

Total operating expenses	63,820	52,056	124,843	102,947
Equity in earnings of affiliates	1,084	1,333	2,512	2,730

Operating income	16,473	16,317	33,856	30,759

Non-operating income (expense)
Interest expense, net of interest income	(1,614)	(1,728)	(3,350)	(3,698)
Non-cash interest income related to interest rate swaps	302	296	665	530
Other income	—	—	—	1,446

Total non-operating expense	(1,312)	(1,432)	(2,685)	(1,722)

Income before income taxes	15,161	14,885	31,171	29,037
Income tax expense	(5,673)	(5,361)	(11,663)	(9,678)

Net income	9,488	9,524	19,508	19,359
Less: Net income attributable to redeemable non-controlling interest	(856)	(1,318)	(1,719)	(2,506)

Net income attributable to The Dolan Company	$8,632	$8,206	$17,789	$16,853

Earnings per share — basic and diluted:
Net income attributable to The Dolan Company	$0.29	$0.27	$0.59	$0.56
(Increase) decrease in redeemable non-controlling interest in NDeX	0.04	(0.13)	0.04	(0.24)

Net income attributable to The Dolan Company common stockholders	$0.33	$0.14	$0.63	$0.32

Weighted average shares outstanding:
Basic	30,136,567	29,815,405	30,121,831	29,810,590
Diluted	30,240,004	29,917,495	30,217,885	29,896,194

The Dolan Company
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Cash flows from operating activities
Net income	$9,488	$9,524	$19,508	$19,359
Distributions received from The Detroit Legal News Publishing, LLC	1,400	2,100	3,500	3,500
Distributions paid to holders of non-controlling interest	(437)	(1,335)	(1,061)	(2,311)
Non-cash operating activities:
Amortization	3,973	4,171	7,966	9,295
Depreciation	2,723	2,351	5,459	4,474
Equity in earnings of affiliates	(1,084)	(1,333)	(2,512)	(2,730)
Stock-based compensation expense	752	639	1,358	1,145
Change in value of interest rate swap	(296)	(295)	(665)	(525)
Amortization of debt issuance costs	81	61	164	123
Non-cash fair value adjustment on earnout recorded in connection with acquisition	294	—	588	—
Changes in operating assets and liabilities, net of effects of business combinations in 2009:
Accounts receivable and unbilled pass-through costs	(668)	(2,698)	(2,033)	(18,571)
Prepaid expenses and other current assets	180	370	55	2,581
Other assets	(18)	24	18	18
Accounts payable and accrued liabilities	(3,340)	1,215	(605)	5,199
Deferred revenue and other liabilities	(2,832)	(295)	(370)	1,444

Net cash provided by operating activities	10,216	14,499	31,370	23,001

Cash flows from investing activities
Acquisitions and investments	(115)	(1,401)	(115)	(1,426)
Capital expenditures	(1,442)	(803)	(3,326)	(1,613)

Net cash used in investing activities	(1,557)	(2,204)	(3,441)	(3,039)

Cash flows from financing activities
Net payments on senior revolving note	—	—	(8,000)	—
Payments on senior long-term debt	(3,175)	(2,375)	(6,225)	(4,625)
Payment on unsecured notes payable	(2,268)	—	(9,576)	(1,750)
Proceeds from stock option exercises	20	7	20	7
Other	(50)	—	(100)	(2)

Net cash used in financing activities	(5,473)	(2,368)	(23,881)	(6,370)

Net increase in cash and cash equivalents	3,186	9,927	4,048	13,592
Cash and cash equivalents at beginning of the period	3,756	6,121	2,894	2,456

Cash and cash equivalents at end of the period	$6,942	$16,048	$6,942	$16,048